FILED PURSUANT TO RULE 424 (B) (3)
                                                    OF THE RULES AND REGULATIONS
                                                UNDER THE SECURITIES ACT OF 1933

                                            REGISTRATION STATEMENT NO. 333-29425


AMERICAN MEDICAL SECURITY GROUP, INC.
3100 AMS BOULEVARD
GREEN BAY, WISCONSIN 54313

TO PARTICIPANTS IN THE DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN:


                  Prospectus Supplement date September 30, 1998
               to Prospectus dated July 9, 1997 (the "Prospectus")
                    of American Medical Security Group, Inc.
           (formerly United Wisconsin Services, Inc.) (the "Company")
                            Relating to the Company's
              Dividend Reinvestment and Direct Stock Purchase Plan


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     The  Dividend  Reinvestment  and Direct  Stock  Purchase  Plan (the "Plan")
provides each Record Owner and Beneficial Owner (as those terms are defined in the Prospectus and the Plan, respectively) of the Company's common stock, no par value per share ("Common Stock"), with a convenient and economical way of purchasing additional shares of Common Stock through the automatic reinvestment of cash dividends on Common Stock and/or through optional cash payments. The Plan also permits an investor who is not a Record Owner or Beneficial Owner to become a participant in the Plan through the Plan's direct stock purchase feature by making a cash payment of not less than $100 for shares in the Plan. AS A RESULT OF THE CHANGE IN THE COMPANY'S DIVIDEND POLICY DESCRIBED BELOW, WHEREBY THE COMPANY HAS DISCONTINUED THE PAYMENT OF CASH DIVIDENDS, ONLY THE OPTIONAL CASH PAYMENT AND DIRECT STOCK PURCHASE FEATURES OF THE PLAN WILL BE OPERATIONAL UNLESS AND UNTIL THE PAYMENT OF CASH DIVIDENDS IS RESUMED.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Reference is made to "Incorporation of Certain Documents by Reference" in the Prospectus. As of the date of this Prospectus Supplement, the documents incorporated by reference herein include (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, (b) the Company's Quarterly Reports on Form 10-Q for quarters ended March 31, 1998, and June 30, 1998, (c) the Company's Current Report on Form 8-K dated as of September 25, 1998, and (d) the description of the Common Stock included in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 and declared effective October 24, 1991, including any amendment or report filed for the purpose of updating such description.


          SPIN-OFF AND CHANGE OF THE COMPANY'S NAME AND DIVIDEND POLICY

     On September 25, 1998 (the "Distribution Date"), the Company completed a spin-off transaction (the "Distribution") pursuant to which all of the outstanding shares of common stock of Newco/UWS, Inc., a Wisconsin corporation ("Newco") which was a wholly owned subsidiary of the Company, were distributed on a pro rata basis to the shareholders of the Company. In connection with the Distribution, Newco became a separate company with publicly traded securities, the Company was renamed American Medical Security Group, Inc., and Newco was renamed United Wisconsin Services, Inc. ("New UWS"). As a result of the change in the Company's name to American Medical Security Group, Inc., the outstanding shares of Common Stock, and additional shares offered by this Prospectus will be, listed on the New York Stock Exchange under the symbol "AMZ".

     As a result of the transactions entered into in connection with the Distribution, New UWS owns the businesses and assets of, and is responsible for the liabilities associated with, the managed care (HMO) and specialty products businesses and management business that had been conducted by the Company prior to the Distribution, and the Company will continue to own the businesses and assets of, and be responsible for the liabilities associated with, the small group business that had been conducted by the Company prior to the Distribution.

     The Company does not expect to pay any cash dividends in the foreseeable future after the Distribution. The Company intends to employ its earnings in the continued development of its business. The future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors. Accordingly, the provisions of the Plan providing for reinvestment of dividends will not be operational unless and until the payment of cash dividends is resumed.

     Under the terms of the Distribution, participants in the Plan will continue to own the shares of Company Common Stock that they owned through the Plan prior to the Distribution. In the Distribution, participants received one share of New UWS common stock for each share of Company Common Stock owned on the Distribution Date through the Plan. New UWS is establishing a plan comparable to the Company Plan, under which accounts will be established for participants in the Company Plan at the time of the Distribution. Shares of New UWS common stock credited as a result of the Distribution to participants in the Company Plan will be transferred to participants' accounts in the New UWS plan.


           CHANGE OF REINVESTMENT AGENT'S ADDRESS AND TELEPHONE NUMBER

     Firstar Trust Company, the Reinvestment Agent for the Plan, has changed its name, address and telephone number to the following:

                           Firstar Bank Milwaukee, N.A.
                           1555 North RiverCenter Drive; Suite 301
                           P.O. Box 2077
                           Milwaukee, Wisconsin 53201-2077
                           Telephone: (414) 905-5000


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THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED  BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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